Exhibit (a)(5)(ii)

DECEMBER 7, 2021

LLOYDS BANKING GROUP PLC ANNOUNCES PRICING TERMS FOR ITS EXCHANGE OFFER

Lloyds Banking Group plc (“LBG”) today announced the pricing terms with respect to its offer to exchange Fixed Rate Reset Subordinated Debt Securities due 2046 with a call date in 2041 (the “New Notes”), to be issued by LBG, plus (if applicable) the relevant Cash Consideration Amount (as set out in the table below), plus accrued and unpaid dividends or interest (as the case may be) in cash, plus cash amounts in lieu of any fractional New Notes (if applicable), for:

(1)	any and all of the outstanding American Depositary Shares (“ADSs”) representing LBG’s 6.413% Non-Cumulative Fixed to Floating Rate Preference Shares (the “Series 1 Preference Shares”), ADSs representing LBG’s 6.657% Non-Cumulative Fixed to Floating Rate Preference Shares (the “Series 2 Preference Shares” and, collectively with the Series 1 Preference Shares, the “Preference Shares”) and 6.00% Subordinated Notes due 2033 issued by HBOS plc (the “Series 1 Existing Subordinated Notes”) (the “Any and All Offer”), and

(2)	up to the Cap Amount (as defined below) of LBG’s 4.582% Subordinated Debt Securities due 2025 (the “Series 3 Existing Subordinated Notes”) and LBG’s 4.500% Fixed Rate Subordinated Debt Securities due 2024 (the “Series 2 Existing Subordinated Notes” and, collectively with the Series 1 Existing Subordinated Notes and the Series 3 Existing Subordinated Notes, the “Existing Subordinated Notes”) (the “Capped Offer” and, together with the Any and All Offer, the “Exchange Offer”).

The Series 1 Existing Subordinated Notes and the Preference Shares are collectively referred to as the “Any and All Offer Securities”. The Series 2 Existing Subordinated Notes and the Series 3 Existing Subordinated Notes are collectively referred to as the “Capped Offer Notes”. The Preference Shares and the Existing Subordinated Notes are collectively referred to as the “Existing Securities”. The Exchange Offer is being made on the terms and subject to the conditions set out in the prospectus dated November 10, 2021, as it may be amended or supplemented from time to time (the “Prospectus”). Capitalized terms not otherwise defined in this announcement have the same meaning as assigned to them in the Prospectus.

For each $1,000 principal amount of Existing Securities validly tendered and not validly withdrawn prior to 11:59 p.m., New York City time, on December 9, 2021 (the “Expiration Deadline”) and accepted by LBG, the following table sets forth the exchange yield, the Total Exchange Consideration (consisting of a principal amount of New Notes equal to the applicable New Notes Exchange Consideration plus an amount in cash equal to the relevant Cash Consideration Amount), New Notes Exchange Consideration and the Cash

Consideration Amount.

Title of Security	Issuer	ISIN/CUSIP	Exchange Priority(1)	Reference UST Security	Fixed Spread (basis points)	Exchange Yield(2)	New Notes Exchange Consideration(4)	Cash Consideration Amount(4)	Total Exchange Consideration(3)(4)
Any and All Offer
ADSs representing 6.413% Non-Cumulative Fixed to Floating Rate Preference Shares	LBG	144A: US539439AC38 / 539439AC3 Reg S: USG5533WAA56 / G5533WAA5	N/A	1.250% U.S. Treasury Notes due August 15, 2031	+107	2.509%	$1,306.88	$146.00	$1,452.88
ADSs representing 6.657% Non-Cumulative Fixed to Floating Rate Preference Shares	LBG	144A: US539439AF68 / 539439AF6 Reg S: US539439AE93 / 539439AE9	N/A	1.750% U.S. Treasury Notes due August 15, 2041	+83	2.699%	$1,386.95	$110.00	$1,496.95
6.00% Subordinated Notes due 2033	HBOS plc	144A: US4041A2AF14 / 4041A2AF1 Reg S: US4041A3AG79 / 4041A3AG7	N/A	1.250% U.S. Treasury Notes due August 15, 2031	+100	2.439%	$1,220.34	$145.00	$1,365.34
Capped Offer
4.500% Fixed Rate Subordinated Debt Securities due 2024	LBG	US53944YAA10 / 53944YAA1	1	0.750% U.S. Treasury Notes due November 15, 2024	+50	1.447%	$1,086.06	$0.00	$1,086.06
4.582% Subordinated Debt Securities due 2025	LBG	US539439AM10 / 539439AM1	2	1.125% U.S. Treasury Notes due October 31, 2026	+50	1.739%	$1,109.10	$0.00	$1,109.10

(1)	The aggregate principal amount of the Capped Offer Notes of each series that are accepted for exchange pursuant to the Capped Offer will be based on the order of Exchange Priority for such series as set forth in the table above, subject to the Cap Amount and proration arrangements applicable to the Capped Offer.

(2)	Reflects the bid-side yield of the applicable Reference UST Security as of 10:00 a.m. New York City time on December 7, 2021, plus the applicable Fixed Spread, calculated in accordance with the procedures set forth in the Prospectus.

(3)	In addition to the applicable Total Exchange Consideration, LBG will pay accrued and unpaid dividends (in the case of the Preference Shares) or interest (in the case of Existing Subordinated Notes) up to, but not including, the Settlement Date.

(4)	Total Exchange Consideration and New Notes Exchange Consideration are per $1,000 principal amount of Existing Securities accepted for exchange pursuant to the Exchange Offer. The Total Exchange Consideration includes both the Cash Consideration Amount and the New Notes Exchange Consideration.

New Notes

Title of Series	Benchmark Security	New Notes Interest Rate(1)	Spread to Benchmark Security	Optional Redemption Date	Maturity Date	Reset Coupon	Reset Date
3.369% Fixed Rate Reset Subordinated Debt Securities due 2046 with a call date in 2041	1.750% U.S. Treasury Notes due August 15, 2041	3.369%	From (and including) September 14, 2041 to (and including) December 14, 2041	December 14, 2046	5-year US Treasury Rate +1.50%	December 14, 2041	100%

(1)	The New Notes Interest Rate is based on the bid-side yield of the Benchmark Security, as of 10:00 a.m. New York City time on December 7, 2021, plus the Spread to Benchmark Security, calculated in accordance with the procedures set forth in the Prospectus.

The aggregate principal amount of the Capped Offer Notes of each series that are accepted for exchange will be based on the order of Exchange Priority for such series as set forth in the table above, subject to the Cap Amount and proration arrangements applicable to the Capped Offer. The Cap Amount is a principal amount of Capped Offer Notes that would result in a principal amount of $750,000,000 of the New Notes (the “Maximum Capped Offer New Notes Size”) being issued pursuant to the Exchange Offer (after taking into account the principal amount of the New Notes to be issued pursuant to the Any and All Offer). In case the principal amount of the Any and All Offer Securities accepted pursuant to the Any and All Offer is such that the principal amount of the New Notes to be issued pursuant to the Any and All Offer is equal to or exceeds $750,000,000, all validly tendered Any and All Offer Securities will be accepted in full and no Capped Offer Notes will be accepted pursuant to the Capped Offer.

In addition to the applicable Total Exchange Consideration specified in the table above, holders of Existing Securities that are accepted for exchange will receive a cash payment representing (i) the accrued and unpaid dividends (in the case of the Preference Shares) or interest (in the case of Existing Subordinated Notes) to, but not including, the Settlement Date, and (ii) amounts due in lieu of any fractional amounts of New Notes, in each case, as described in the Prospectus.

Minimum New Issue Size

The Exchange Offer is subject to a minimum new issue size of at least $500,000,000 in aggregate principal amount of New Notes being issued in exchange for Existing Securities validly tendered pursuant to the Exchange Offer and not withdrawn (the “Minimum New Issue Size”) and certain other conditions set out under the heading “The Exchange Offer—Terms of the Exchange Offer—Exchange Offer Conditions” in the Prospectus.

Indicative Timetable

The following table sets out the expected dates and times of the key events relating to the Exchange Offer. This is an indicative timetable and is subject to change.

Events	Dates and Times
Withdrawal Deadline
The deadline for holders to validly withdraw tenders of Existing Securities.	11:59 p.m., New York City time, on December 9, 2021
Expiration Deadline
The deadline for receipt of all Exchange Instructions.	11:59 p.m., New York City time, on December 9, 2021
Announcement of Exchange Offer Results
Announcement of (i) the aggregate principal amounts of each series of Existing Securities which LBG will be accepting for exchange; (ii) in the case of the Capped Offer, whether tenders of each series of Capped Offer Securities are to be accepted in full (if at all) or on a pro rata basis and, where accepted on a pro rata basis, the extent to which such tenders will be scaled; (iii) the aggregate principal amount of New Notes to be issued in the Exchange Offer; and (iv) the Settlement Date.	December 10, 2021
Settlement Date
Settlement Date of the Exchange Offer, including delivery of the New Notes plus the cash payment for any Cash Consideration Amount (where applicable), any accrued and unpaid dividend (in the case of the Preference Shares) or interest (in the case of the Existing Subordinated Notes), and including, if applicable, cash amounts in lieu of any fractional New Notes in exchange for Existing Securities accepted in the Exchange Offer.	Expected on December 14, 2021

The above dates and times are subject, where applicable, to the right of LBG to extend, amend and/or terminate the Exchange Offer, subject to applicable laws.

Holders of Existing Securities are advised to check with any bank, securities broker or other intermediary through which they hold Existing Securities when such intermediary would require to receive instructions from a holder in order for that holder to be able to participate in the Exchange Offer.

Holders of Existing Securities are advised to carefully read the Prospectus for full details and information on the procedures for participating in the Exchange Offer.

Further Information

A registration statement on Form F-4 (including the Prospectus contained therein) relating to the Exchange Offer has been filed with the SEC, but has not yet become effective. The New Notes may not be issued in exchange for the Existing Securities prior to the time the registration statement becomes effective. Consummation of the Exchange Offer is subject to a number of conditions as set forth in the Prospectus included in the registration statement, including among other things, the registration statement of which the Prospectus forms part having been declared effective by the SEC and remaining effective on the settlement date.

Requests for copies of the Prospectus and information in relation to the procedures for tendering Existing Securities in, and for any documents relating to, the Exchange Offer should be directed to:

EXCHANGE AGENT

Lucid Issuer Services Limited

The Shard

32 London Bridge Street

London SE1 9SG

United Kingdom

Tel: +44 207 704 0880

Attention: Owen Morris / David Shilson

email: lbg@lucid-is.com

Website: https://deals.lucid-is.com/lbg-us

Any questions regarding the terms of the Exchange Offer should be directed to:

GLOBAL COORDINATORS AND JOINT LEAD DEALER MANAGERS (the “Dealer Managers”)

BofA Securities, Inc.

620 South Tryon Street, 20th Floor

Charlotte, North Carolina 28255

Attention: Liability Management Group

Telephone (London): +44-20-7996-5420

Telephone (U.S. Toll Free): +1 (888) 292-0070

Telephone (U.S.): +1 (980) 387-3907

Email: DG.LM-EMEA@bofa.com

Credit Suisse Securities (USA) LLC

11 Madison Avenue

New York, New York 10010

Attn: Liability Management Group

Tel (London): +44 20 7883 8763

Tel (US): +1 (212) 538-2147

Tel (US toll free): +1 (800) 820-1653

Email: liability.management@credit-suisse.com

Lloyds Securities Inc. 1095 Avenue of the Americas New York, NY 10036 Attention: Bond Syndicate Telephone (U.S.): +1 (212) 827-3145 Email: NALSIBondSyndicate@lbusa.com

DISCLAIMER

This announcement must be read in conjunction with the Prospectus. This announcement and the Prospectus contain important information which should be read carefully before any decision is made with respect to the Exchange Offer. If you are in any doubt as to the contents of this announcement or the Prospectus or the action you should take, you are recommended to seek your own financial and legal advice, including as to any tax consequences, immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial or legal adviser. Any individual or company whose Existing Securities are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee or intermediary must contact such entity if it wishes to participate in the Offers. None of the LBG, Dealer Managers or the Exchange Agent makes any recommendation as to whether holders should offer Existing Securities for exchange pursuant to the Exchange Offer.

OFFER RESTRICTIONS

This announcement and the Prospectus do not constitute an offer or an invitation to participate in the Exchange Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make the relevant offer or invitation under applicable laws. The distribution of this announcement and the Prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this announcement and the Prospectus comes are required by each of LBG, the Dealer Managers and the Exchange Agent to inform themselves about, and to observe, any such restrictions.

No action has been or will be taken by LBG, the Dealer Managers or the Exchange Agent in any jurisdiction outside the United States that would constitute a public offering of the New Notes.

United Kingdom

The communication of the Prospectus and any other documents or materials relating to the Exchange Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Group or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

Belgium

None of this announcement, the Prospectus or any other documents or materials relating to the Exchange Offer have been submitted to or will be submitted for approval or recognition to the Financial Services and Markets Authority (Autorité des services et marchés financiers / Autoriteit voor financiële diensten en markten) and, accordingly, the Exchange Offer may not be made in Belgium by way of a public offering, as defined in Articles 3 and 6 of the Belgian Law of April 1, 2007 on public takeover bids as amended or replaced from time to time. Accordingly, the Exchange Offer may not be advertised, and none of this announcement, the Prospectus or any other documents or materials relating to the Exchange Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium unless such person is (i) a “qualified investor” in the sense of Article 2(e) of the Prospectus Regulation, acting on its own account, which (ii) is not a consumer (consommateur/consument) within the meaning of the Belgian Code of Economic Law (Code de droit économique/Wetboek van economisch recht), as amended. The Prospectus has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Exchange Offer. Accordingly, the information contained in this announcement and the Prospectus may not be used for any other purpose or disclosed to any other person in Belgium.

France

This announcement, the Prospectus and any other documents or offering materials relating to the Exchange Offer may not be distributed in the Republic of France except to qualified investors (investisseurs qualifiés) as defined in Article 2(e) of the Prospectus Regulation. This announcement and the Prospectus have not been and will not be submitted for clearance to the Autorité des marchés financiers.

Republic of Italy

The Exchange Offer and any solicitation in respect thereof are not being made, directly or indirectly, in or into the Republic of Italy and have not received clearance from the Commissione Nazionale per le Societa e la Borsa (CONSOB) pursuant to Italian securities laws and implementing regulations. Accordingly, Italian holders of the Existing Securities are hereby notified that, to the extent such holders of Existing Securities are persons or entities resident and/or located in the Republic of Italy, the Exchange Offer is not available to them and they may not accept the Exchange Offer and, as such, any tenders of Existing Securities received from such persons or entities shall be ineffective and void. None of the Exchange Offer, this announcement, the Prospectus or any other documents or materials relating to the Exchange Offer has been registered pursuant to Italian securities legislation and, accordingly, no New Notes may be offered, sold, delivered or exchanged, nor may copies of the Prospectus or of any other document relating to the New Notes and the Exchange Offer be distributed or made available in the Republic of Italy.

Canada

The Exchange Offer and any solicitation in respect thereof, and the sale of the New Notes, are not being made, directly or indirectly, in Canada or to holders of the Existing Securities who are resident and/or located in any province or territory of Canada. The Prospectus has not been filed with any securities commission or similar regulatory authority in Canada in connection with the Exchange Offer, and the New Notes have not been, and will not be, qualified for sale under the securities laws of Canada or any province or territory thereof and no securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon the Prospectus, any other documents or materials relating to the Exchange Offer or the merits of the New Notes and any representation to the contrary is an offence. Accordingly, Canadian holders of the Existing Securities are hereby notified that, to the extent such holders of Existing Securities are persons or entities resident and/or located in Canada, the Exchange Offer is not available to them and they may not accept the Exchange Offer. As such, any tenders of Existing Securities received from such persons or entities shall be ineffective and void. No New Notes may be offered, sold, delivered or exchanged, nor may copies of the Prospectus or of any other document relating to the New Notes and the Exchange Offer be distributed or made available in Canada. The Prospectus and any other documents or offering materials relating to the Exchange Offer or the New Notes may not be distributed in Canada and the Prospectus does not constitute an offer or an invitation to participate in the Exchange Offer to any person resident in Canada.

General

The Exchange Offer does not constitute an offer to buy or the solicitation of an offer to sell Existing Securities and/or New Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Exchange Offer to be made by a licensed broker or dealer or registered dealer and the Dealer Manager or, where the context so requires, any of its affiliates is such a licensed broker or dealer or registered dealer in that jurisdiction, the Exchange Offer shall be deemed to be made on behalf of LBG by such Dealer Manager or affiliate (as the case may be) in such jurisdiction.

Each holder of Existing Securities participating in the Exchange Offer will be deemed to give certain representations in respect of the jurisdictions referred to above and generally as set out in “The Exchange Offer-Certain Matters Relating to Non-U.S. Jurisdictions” in the Prospectus. Any tender of Existing Securities for exchange pursuant to the Exchange Offer from a holder that is unable to make these representations may be rejected. LBG, the Dealer Managers and the Exchange Agent reserve the right, in their absolute discretion, to investigate, in relation to any tender of Existing Securities for exchange pursuant to the Exchange Offer, whether any such representation given by a holder is correct and, if such investigation is undertaken and as a result LBG determines, as the case may be, (for any reason) that such representation is not correct, such tender may be rejected.

Further Information

This announcement contains inside information in relation to the Existing Securities and is disclosed in accordance with the Market Abuse Regulation (EU) 596/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MAR”). For the purposes of UK MAR and Article 2 of the binding technical standards published by the Financial Conduct Authority in relation to UK MAR as regards Commission Implementing Regulation (EU) 2016/1055, this announcement is made by Douglas Radcliffe, Group Investor Relations Director.

For further information please contact:

Group Corporate Treasury:

Liz Padley
Head of Capital Structuring, Holding Company and Resolution
Telephone: +44 (0)20 7158 1737
Email: Claire-Elizabeth.Padley@LloydsBanking.com

Investor Relations:

Douglas Radcliffe
Group Investor Relations Director
Telephone: +44 (0)20 7356 1571
Email: Douglas.Radcliffe@LloydsBanking.com

Corporate Affairs:

Matthew Smith
Head of Media Relations
Tel: +44 (0)20 7356 3522
Email: matt.smith@lloydsbanking.com